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                                                                      Exhibit 99



                       MARQUETTE MEDICAL SYSTEMS ADOPTS
                            STOCKHOLDER RIGHTS PLAN


MILWAUKEE, Wis., Dec. 20, 1996 - - - Marquette Medical Systems, Inc. (Nasdaq:
MARQA) announced that it has reached agreement with its Chairman, Michael J. Cudahy, to exchange 262,500 shares of its Class A Common Stock for all 26,250,000 shares of its Class C Common Stock owned by Mr. Cudahy, which Class C Stock will be retired. The transaction will be consummated on December 23 which will leave the Company's Class A Common Stock as the only class of stock outstanding.

The Board of Directors has also today approved a Rights Plan and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's Class A Common Stock ("Common Stock").

The Rights are designed to assure that all of the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of the Company without addressing the legitimate interests of the Company and its stockholders. They will not prevent a takeover, but would encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover. The Rights Plan was not adopted in response to any specific effort to acquire control of the Company and the directors of Marquette Medical Systems are not aware of any such effort.

Under the Rights Plan, the Rights will be exercisable only if a person or group acquires 20 percent or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 20 percent or more of the common stock. Each Right will entitle stockholders (other than such person or members of such group) to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $80.00. In addition, if a person or group acquires 20 percent or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of shares of the Company's common stock having a market value of twice such price.

If the Company is acquired in a merger or other business combination transaction after a person has acquired 20 percent or more of the Company's outstanding common stock, each holder of a Right
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will be entitled to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price.

Following the acquisition by a person or group of beneficial ownership of 20 percent or more of the Company's common stock and prior to an acquisition of 50 percent or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock per Right.

Prior to the acquisition by a person or group of beneficial ownership of 20 percent or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

The Board of Directors is also authorized to reduce the 20 percent thresholds referred to above to not less than 10 percent.

The Rights Plan does not affect the acquisition or ownership of stock by the Company, any subsidiary, any employee benefits plan of the Company or a subsidiary, or Michael J. Cudahy, his heirs or any trust or foundation to which he has transferred or may transfer common stock.

The dividend distribution will be made on January 3, 1997, payable to stockholders of record on that date. The Rights will expire on December 18, 2006. Until the Rights become exercisable, the Rights will trade with the Common Stock and will not be evidenced by a separate certificate. As soon as practicable after the Rights become exercisable, Rights Certificates will be mailed to the holder of record of the Common Stock as of the close of business on the distribution date and, thereafter, the separate Rights Certificates alone will represent the Rights.

Milwaukee-based Marquette Medical Systems is a leading manufacturer of electronic medical equipment and systems, for the diagnosis, monitoring and integration of clinical information. The Company's Internet site can be seen at http://www.mei.com.


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For more information contact:

     Mary M. Kabacinski                    Timothy C. Mickelson
     Chief Financial Officer               President
     Marquette Medical Systems, Inc.       Marquette Medical Systems, Inc.
     414-355-5000                          414-355-5000